EXHIBIT (a)(1)(E)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

TECHNOLOGY FLAVORS & FRAGRANCES, INC.

AT

$1.55 NET PER COMMON STOCK

BY

FFG MERGER CORPORATION,

A WHOLLY-OWNED SUBSIDIARY OF

FFG INDUSTRIES, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 14, 2005, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated May 16, 2005 and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”) in connection with the offer by FFG Industries, Inc., a Delaware corporation (“FFG”) through FFG Merger Corporation, a Delaware corporation (“Purchaser”), and a wholly-owned subsidiary of FFG, to purchase for cash all of the shares of Common Stock, par value $0.01 per share (the “Common Shares”) of Technology Flavor & Fragrances, Inc., a Delaware corporation (the “Company”). Unless the context requires otherwise, all references to “Shares” or “Securities” in this letter mean Common Shares. We are the holder of record of Securities held for your account. A tender of such Securities can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Securities held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Securities held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is invited to the following:

1. The tender price is $1.55 per Common Share, net to you in cash.

2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on June 14, 2005, unless the Offer is extended.

3. The Offer is conditioned upon, among other things, the following:

•	there being validly tendered and not withdrawn prior to the expiration date of the Offer the number of Shares representing at least 90% of the total voting stock of the Company then outstanding; and

•	there shall not have been any change, event, development or circumstance having, or that could reasonably be expected to have, individually or in the aggregate, (1) a Material Adverse Effect on FFG and the Company, as combined after the Merger, or (2) a Company Material Adverse Effect.

4. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Securities, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Securities, all such Securities will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Securities purchased pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (a) certificates representing the Securities tendered or, if applicable, timely confirmation of the book-entry transfer of such Securities into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering securityholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Securities into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

INSTRUCTIONS WITH RESPECT TO

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

TECHNOLOGY FLAVORS & FRAGRANCES, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 16, 2005, and the related Letter of Transmittal, in connection with the offer by FFG through Purchaser to purchase all of the shares of Common Stock, $0.01 par value per share (the “Common Shares”) of Technology Flavors & Fragrances, Inc. (the “Company”). Unless the context requires otherwise, “Shares” or “Securities” means Common Shares.

This will instruct you to tender the number of Securities indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

☐	By checking this box, all Securities held by you for our account, including fractional shares, will be tendered in the Offer. If fewer than all Securities are to be tendered, we have checked the box below and indicated the aggregate number of Securities to be tendered by you.

☐	Common Shares*

*	Unless otherwise indicated, it will be assumed that all Securities held by us for your account are to be tendered.

SIGN HERE

Signature(s):

Name(s):

Address:

Social Security or Taxpayer ID No.:

Dated:

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